Exhibit 99(a)(5)

MONTHLY SERVICER’S CERTIFICATE

(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)

OF THE SERIES 2003-1 TRANSITION PROPERTY SERVICING AGREEMENT)

ONCOR ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,

Series 2003-1 Bonds

Oncor Electric Delivery Company LLC, as Servicer

Pursuant to the Series 2003-1 Transition Property Servicing Agreement dated as of August 21, 2003 (the “Series 2003-1 Transition Property Servicing Agreement”) between Oncor Electric Delivery Company LLC, as Servicer, and Oncor Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

table

SERIES 2003-1 COLLECTION PERIOD: August 2014
Customer Class	a. Series 2003-1 Transition Charges in Effect August 28, 2014	b. Series 2003-1 Transition Charges Billed	c. Actual Series 2003-1 Transition Charge Payments Received	d. Series 2003-1 Transition Charge Remittances Made to Trustee
Residential Service	$0.000522 / kWh	$ 2,475,040.68	$ 2,185,739.24	$ 2,185,739.24
General Service Secondary		$ 2,314,437.91	$ 2,120,499.77	$ 2,120,499.77
Non-demand	$0.000480 / kWh
Demand	$0.172 / kW
General Service Primary		$ 300,786.98	$ 286,810.25	$ 286,810.25
Non-demand	$0.000341 / kWh
Demand	$0.143 / kW
High Voltage Service	$0.112 / kW	$ 102,110.48	$ 91,499.05	$ 91,499.05
Lighting Service	$0.000911 / kWh	$ 32,309.02	$ 23,687.72	$ 23,687.72
Instantaneous Interruptible	$0.089 / kW	$ 86,194.95	$ 91,807.29	$ 91,807.29
Noticed Interruptible	$0.181 / kW	$ 111,947.87	$ 89,511.36	$ 89,511.36
Total		$ 5,422,827.89	$ 4,889,554.68	$ 4,889,554.68

Capitalized terms used herein have their respective meanings set forth in the Series 2003-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 3rd day of September, 2014.

ONCOR ELECTRIC DELIVERY COMPANY LLC,
as Servicer

By:	/s/ John M. Casey
Name:	John M. Casey
Title:	Vice President - Treasurer